EXHIBIT 99.1
Press release dated July 17, 2008

NATURAL GAS DISCOVERY AT KG#22 WELL

Calgary, Alberta, Canada, July 17, 2008 – GeoGlobal Resources Inc. (the “Company” or “GeoGlobal”) (Amex: GGR) announced today that the Gujarat State Petroleum Corporation (“GSPC” or the “operator”), the operator of the exploration block KG-OSN-2001/3 (“KG Offshore Block”), has successfully tested 17 meters of perforations across the interval depth from 4,652 to 4, 672 meters total measured depth (“MD”) in the KG#22 well.

On July 13, 2008, GSPC perforated DST-3 (Drill stem test – 3).  During clean-up flow, the following stabilized gas/condensate rates were measured through various choke sizes at the following flowing wellhead pressures (“FWHP”):

•	28/64 inch choke – 23.7 MMSCFD Gas plus 84 BBLS/D Condensate at 4,950 psi FWHP
•	32/64 inch choke – 27.1 MMSCFD Gas plus 95 BBLS/D Condensate at 4,235 psi FWHP

Testing of DST-3 in the KG#22 well is continuing.  The extent of this reservoir and the gas and any oil reserves will be established upon additional testing and the drilling of additional wells.

As previously announced, drilling of the KG#22 well commenced on August 27, 2007 using the Deep Driller 1 rig.  The surface location of the KG#22 well is approximately 7.5 kilometers northeast of the KG#8 well discovery in shallow waters of approximately 91 meters in depth.  The KG#22 ST-2 (Side-track #2) was cased with a 7 inch liner to approximately 5,616 meters MD in an 8-1/2 inch hole, and further drilled to 6,007 meters MD as a 5-7/8 inch hole.  The KG#22 ST-2 was subsequently plugged back up to 5,600 meters MD to prepare the well for testing.  On May 19, 2008 the KG#22 well commenced a testing program for testing reservoir intervals in the 7 inch liner.

DST-1

On June 4, 2008, GSPC perforated DST-1 which involved 27 meters of perforations across the interval depth from 5,518 to 5,545 meters MD.  DST-1 flowed at a rate of 1.2 MMSCFD gas at 300 psi FWHP measured through a 28/64 inch choke.  GSPC completed testing DST-1 on June 10, 2008.

DST-2

On June 21, 2008, GSPC perforated DST-2 which involved 102 meters of perforations across the interval depth from 5,250 to 5,375 meters MD.  During testing, the following gas/condensate rates were measured through various choke sizes:

•	28/64 inch choke – 3.4 MMSCFD Gas plus 15.5 BBLS/D Condensate at 883 psi FWHP
•	32/64 inch choke – 4.0 MMSCFD Gas at 775 psi FWHP

GSPC completed testing DST-2 on July 5, 2008.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company, which through its subsidiaries, is engaged primarily in the pursuit of petroleum and natural gas through exploration and development in India. Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India. Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay, Deccan Syneclise, and Rajasthan basin areas.

Cautionary Statement to Investors
This press release contains statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The Company’s forward looking statements include, among others, its statements and estimates as to
•  the likelihood that recoverable hydrocarbon reserves may exist in the geographic areas in which the Company has an interest and the quantity, if any, of those reserves and when, if ever, the Company may realize revenues from any reserves that are established ,
•  the cost and likelihood of success of the parties in fulfilling the work commitments under the production sharing contracts to which the Company is a party,
•  the timing of activities under the production sharing contracts and the ability of the related work commitments to be fulfilled and completed within the times contemplated by the productions sharing contracts,
•  the availability of drilling rigs, personnel and other services and equipment at acceptable and reasonable prices to fulfill the work commitments,
•  the ability of those drilling rigs to perform to meet expectations in the temperature, pressure and depth conditions to which they are subjected,
• the ability of the operator under the production sharing contracts to complete successful wells and to market and deliver any hydrocarbons produced,
• the availability of funds in the amounts required and at the times required to fulfill the Company’s participation interest obligations in pursuing these exploration activities and the Company’s ability to obtain in a timely manner all required consents, waivers and extensions from the DGH or GOI as and when required to maintain compliance with the Company’s PSCs ,and
•  whether the Company will be successful in its negotiations to extend or exercise any portion of its option relating to the Egyptian exploration blocks.

• There can be no assurance as to the outcome of these activities that are described as forward looking. Investors are cautioned that any such forward-looking statements are not guarantees of the success of the Company's oil and gas exploration, development and drilling activities or the commercially productive success of any of its wells, all of which involve risks and uncertainties. The exploration blocks in which the Company has an interest are highly speculative exploration opportunities and pursuing the development of the exploration blocks involves material risks to the Company and its investors. Additional risks and uncertainties may arise out of seeking to do business overseas where political and other world events may disrupt the Company's plans, intentions and expectations. There can be no assurance that GSPC may not be successful in its efforts to obtain payment from the Company on account of exploration costs it has expended on the KG Offshore Block for which it asserts the Company is liable or that efforts to resolve the differences between the Company and GSPC relating to this issue can be resolved amicably. The presence of hydrocarbon reserves on adjacent or contiguous properties is no assurance or necessary or probable indication that hydrocarbons will be found in commercially marketable quantities on the exploration blocks in which the Company holds an interest. The Company’s PSCs relating to its India exploration blocks provide that by the end of the first phase of the exploration phases the contracting parties shall have fulfilled certain specified minimum work commitments. The PSCs also have provisions for termination of the PSC on account of various reasons specified therein including material breach of the contract. This failure to timely complete the minimum work commitment may be deemed to constitute such a breach. The termination of a PSC by the GOI would result in the loss of the Company’s interest in the PSC other than contract areas of the PSC determined to encompass "commercial discoveries". The Company’s PSCs for the KG Offshore Block and the Sanand/Miroli Block, where phase one minimum work commitments were not timely fulfilled, have not been determined to encompass commercial discoveries. In the event a PSC is terminated by the GOI, or in the event the work program is not fulfilled by the end of the relevant exploration phase, the PSC provides that each party to the PSC is to pay to the GOI its participating interest share of an amount which is equal to the amount that would be required to complete the minimum work program for that phase. Although GSPC, on behalf of the contracting parties, is seeking relief under GOI procedures from the consequences of failure to timely complete these minimum work commitments, there can be no assurance that these efforts will be successful in that regard.  As a consequence of the expiration of its option relating to the Egyptian exploration blocks, unless the Company is successful in obtaining an extension of the option, as to which there can be no assurance, the Company will be required to write off its investment in its Egyptian activities in the amount of US$2.4 million.

Additional important risk factors are described in the Company's periodic reports filed with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. The filings may be viewed at http://www.sec.gov and www.sedar.com.

For further information contact:
GeoGlobal Resources Inc.	The Equicom Group
Allan J. Kent, Executive VP and CFO	Scott Kelly, Sr. Vice President
Carla Boland, Investor Relations and Corporate Affairs Phone: +1 403 777-9253 Email: info@geoglobal.com Fax: +1 403 777-9199 Website: www.geoglobal.com	Phone: +1 416 815-0700 x322 Fax: +1 416 815-0080 Email: skelly@equicomgroup.com